Exhibit 10.70

Agreement No.: GEE21-005

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

TECHNOLOGY LICENSE AGREEMENT

ZHEJIANG LIANKONG TECHNOLOGIES CO., LTD

and

POLESTAR PERFORMANCE AB

Regarding a license of PMA-1 and [***] technology for the Polestar branded vehicle [***]

Agreement No.: GEE21-005

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	SCOPE OF THE LICENSE AGREEMENT	7
3.	THE TECHNOLOGY	7
4.	LICENSE	10
5.	INTELLECTUAL PROPERTY RIGHTS	11
6.	LICENSE FEE AND PAYMENT TERMS	13
7.	WARRANTIES	13
8.	INDEMNIFICATION	14
9.	LIMITATION OF LIABILITY	14
10.	GOVERNANCE	15
11.	CONFIDENTIAL INFORMATION	16
12.	AUDIT	17
13.	TERM AND TERMINATION	18
14.	MISCELLANEOUS	18
15.	GOVERNING LAW	21
16.	DISPUTE RESOLUTION	21

APPENDIXES

1. APPENDIX 1 SPECIFICATION

2. APPENDIX 2 LICENSE FEE

3. APPENDIX 3 DELIVERY PLAN

4. APPENDIX 4 CHANGE MANAGEMENT PROCESS

LICENSE AGREEMENT

APPENDIX 1

SPECIFICATION

This TECHNOLOGY LICENSE AGREEMENT (this “License Agreement”) is dated [date] and made between:

(1)	ZHEJIANG LIANKONG TECHNOLOGIES CO., LTD, Reg. No. 91330201MA2CK2Q280, a limited liability company incorporated under the laws of the People’s Republic of China (“Licensor”); and

(2)	POLESTAR PERFORMANCE AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Licensee”).

Each of Licensor and Licensee is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Licensor is engaged in the development and commercialization of automobile technologies.

B.	Licensee is engaged in the development, manufacturing and sale of Polestar branded high-end electric performance vehicles.

C.

Licensee is now planning to develop, manufacture and sell a Polestar branded car with the internal project name [***] (the “Polestar Vehicle”) which will contain certain Intellectual Property Rights (as defined in Section 1 below) owned by the Licensor.

D.

Thus, the Parties have determined that Licensor shall grant Licensee certain rights to use the Licensed Intellectual Property (as defined in Section 1 below) in accordance with the terms in this License Agreement.

E.

The base assumption has been that the Polestar Vehicle will use certain technology from the Licensor. Before entering into this License Agreement, the Parties have therefore jointly discussed and specified the Technology (defined in Section 1 below).

F.

The Parties acknowledge that the Technology vests with or is licensable by the Licensor. However, the Parties have agreed, that the Licensor, subject to the due payment of the License Fee (as defined below), will grant the Licensee the right to use the Licensed Intellectual Property for certain purposes as further detailed herein.

G.	In light of the foregoing, the Parties have agreed to execute this License Agreement.

1.	DEFINITIONS

For the purpose of this License Agreement, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 1, shall have the meaning ascribed to them in the License Agreement.

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SPECIFICATION

“Acceptance” is defined in Section 3.2.4.

“Acknowledged Person” means any workshop appointed by Polestar and included in the Volvo Cars´ network of authorized workshops or any other person mutually approved by the Licensee and Licensor.

“Agreed Delivery Date” means the date of delivery according to the agreed delivery plan set forth in Appendix 3.

“Appendix” means an appendix to this License Agreement.

“Affiliate” means

(a)

for Licensor, any legal entity that, directly or indirectly, controls, is controlled by or is under common control with Zhejiang Liankong Technologies Co., Ltd however excluding Licensee and its Affiliates within the Polestar group; and

(b)

for Licensee, any legal entity that, directly or indirectly, controls, is controlled by or is under common control with Polestar Performance AB however excluding Licensor and its Affiliates not in the Polestar group.

“control” for this purpose meaning the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other similar governing body of an entity, or (b) to cause the direction of the management of an entity.

“Change Management Process” means the process of change management in Appendix 4 for changes and development of the Licensed Intellectual Property that occurs after Job1 + 90 days. For Updates and Upgrades, the Change Management Process will apply as of OKtB+90 days.

“Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this License Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this License Agreement.

“Data Room” means the information sharing platform agreed to be used between the Parties for making available the Licensed Intellectual Property to the Licensee.

“Delivery Check” is defined in Section 3.2.3.

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SPECIFICATION

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“EOP” means the date on which the production of the Polestar Vehicle covered by this License Agreement ends according to Appendix 1.

“Force Majeure Event” is defined in Section 14.1.1.

“[***] Network Topology” means the [***] network topology relating to the fully electrical PMA 1.0 platform specified in Appendix 1.

“Have Made” means the right of the Licensee, as applicable, to have Acknowledged Person make for the Licensee and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for Licensee.

“Job1” means the date on which the production of the Polestar Vehicle covered by this License Agreement starts.

“Job1+90” means the date ninety (90) days after Job1.

“License Fee” is defined in Section 6.

“Indemnitees” is defined in Section 8.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this License Agreement.

“Intellectual Property Rights” / “IP” means Patents, Non-patented IP and rights in Confidential Information to the extent protected under applicable laws anywhere in the world and know-how. For the avoidance of doubt, Trademarks, source code and object code, except for the software content explicitly specified in Appendix 1, are not included by this definition.

“License” is defined in Section 4.1.1.

“License Agreement” means this License Agreement including all of its Appendices as amended from time to time.

“Licensed Intellectual Property” means the Intellectual Property Rights relating to the Technology. The Licensed Intellectual Property includes Updates and Upgrades thereto performed by the Licensor until and including the year [***].

“Mechanical Platform and Hardware Technology” means the mechanical platform and hardware technology specified in Appendix 1.

“Modifications” shall mean all modifications, enhancements and improvements, or change of any kind to, and derivative works of the Technology that are unique requested by the Licensee (excluding, for the avoidance of doubt, any Upgrades and Updates).

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“New Technology” means changes other than Updates and Upgrades, including 1) any new generation of the Technology which is developed after the signing of this License Agreement (from concept to finished product) and which is not possible to achieve with current Technology; and 2) any new modules, parts, functionalities added to the PMA 1.0 & [***] platform after signing of this License Agreement which are outside of the scope of the technical specification as defined in Appendix 1.

“OKtB” means the date when delivery of the Polestar Vehicle to external customers starts.

“OKtB+90” means the date ninety (90) days after OKtB.

“PMA 1.0 Technology” means the Mechanical Platform and Hardware Technology relating to the fully electrical PMA 1.0 platform specified in Appendix 1.

“Polestar Vehicle” has the meaning set out in background C.

“Non patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other Intellectual Property Rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this License Agreement.

“Patents” means utility models, industrial designs and all patents (including, without limitation, patents of importation, patents of confirmation, patents of improvement, design patents, certificates of addition and utility patents, as well as divisions, reissues, continuations, continuations-in-part, re-examination certificates, provisional applications, renewals and extensions of any of the foregoing, and applications therefor).

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Steering Committee” is defined in Section 10.3.

“Strategic Board” is defined in Section 10.4.

“Technology” means the PMA 1.0 Technology and [***] Network Topology.

“Term” is defined in Section 13.

“Territory” means all countries in the world except the People’s Republic of China, but including Hong Kong Special Administrative Region.

“Third Party” means a party other than any of the Parties and Affiliates of the Parties to this License Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

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SPECIFICATION

“Update” is defined in Section 3.3.2

“Upgrade” is defined in Section 3.3.3.

“Use” means to make, Have Made, keep, install, integrate, extract, assemble, reproduce, incorporate, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have an Acknowledged Person carry out any of these activities on behalf of the Licensee.

2.	SCOPE OF THE LICENSE AGREEMENT

2.1	General

2.1.1	The Appendices shall be considered integral parts of this License Agreement and any reference to the License Agreement shall include the Appendices.

2.1.2

In the event where there are any contradictions or inconsistencies between the terms of the main body text of this License Agreement and the Appendices hereto, the terms and conditions of the main body text shall prevail.

3.	THE TECHNOLOGY

3.1	General

3.1.1

The License Agreement shall govern the Licensor’s License of the Technology to the Licensee for the Polestar Vehicle. The Licensor shall provide the Technology to the Licensee in a seamless, reliable and professional manner and in accordance with the Industry Standards.

3.1.2

A mutually agreed specification for the Technology setting forth the deliverables of the Licensor under this License Agreement is set out in Appendix 1. The technical functions are defined in Appendix 1 in accordance with the Parties’ best understanding when entering into this License Agreement. A final specification of the deliverables shall, subject to good faith and joint discussions between the Parties, be made at Job1+90 as a part of the Final Status Report (“FSR”). All of the aforementioned specifications shall be considered an integral part of Appendix 1 and consequently also of this License Agreement. For the avoidance of doubt, New Technology shall not be included in the License.

3.2	Making available the Technology

3.2.1	Licensor shall make the Technology available to Licensee at the latest at the Agreed Delivery Date. The Technology shall only be made available in a Data Room.

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3.2.2

The Technology shall be deemed made available by Licensor to Licensee if all deliverables specified in Appendix 1 have been electronically loaded into and made accessible to Licensee by Licensor in the Data Room (“Delivery”).

3.2.3	The Licensee shall be entitled to perform a delivery check on the deliverables in the Data Room to verify compliance with Appendix 1 (“Delivery Check”).

3.2.4

The Licensee shall inform the Licensor of the result of the Delivery Check within thirty (30) days after the Technology has been made available pursuant to Section 3.2.1 and Section 3.2.2, and specify any omission in a written report. Acceptance shall be deemed to have been given either if the Licensee in writing has approved the delivery of the Technology or if notice is not given by the Licensee within the time set forth in this Section 3.2.4 (“Acceptance”). In the event of any such omission, the Licensor shall within thirty (30) days remedy such omission, where after a new Delivery Check in accordance with the above may be conducted. For the avoidance of doubt, an Acceptance shall not limit Licensor’s obligations under this License Agreement.

3.2.5	The Licensor will be in delay in the event the actual delivery date occurs after the Agreed Delivery Date provided this is not due to the Licensee’s failure to comply with its obligations hereunder.

3.2.6

If the Licensor finds that it will not be able to deliver the Technology at the Agreed Delivery Date or if delay on its part seems likely, the Licensor shall inform the Licensee of the reasons for and consequences of not meeting the Agreed Delivery Date and shall at its own cost (unless the delay is caused by the Licensee in which case the cost shall be born by the Licensee) take all steps reasonably necessary, including providing additional resources, to ensure that the requirements are met as soon as possible.

3.3	Updates and Upgrades

3.3.1	The Licensor or its Affiliates undertakes to, at their sole discretion, continuously during the Term and thereafter, conduct Update and Upgrade of the Technology or any part thereof.

3.3.2	“Update” means any change of a corrective nature to such Technology conducted by the Licensor, relating only to the following:

i)	resolution of software bugs in the platform software;

ii)	resolution of identified engineering issues all platform parts,

iii)	re-call driven software or hardware items.

3.3.3	“Upgrade” means any change of an improvement nature to such Technology conducted by the Licensor relating only to the following:

i)	cost reduction ideas (through re-design, deletion or addition of parts) as flow through to that benefits the platform material cost (BoM),

ii)	process ideas as flow through that benefits the overall capital cost level,

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iii)	product enhancement ideas increasing customer value and

iv)	redesign in order to fulfill legal or regulatory requirements.

3.3.4	Updates and Upgrades implemented by the Licensor up to and including the year [***] shall be included in the License Fee.

3.3.5

Updates and Upgrades implemented by the Licensor as of the year [***] (including [***]) are not covered by the License and shall be subject to the Change Management Process and paid for separately by the Licensee. For the avoidance of doubt such Upgrades and Updates is not governed by this License Agreement but shall be subject to a separate change management agreement between the Parties.

3.3.6	Procedure for the provision of Updates and Upgrades

3.3.6.1

In excess of what is stated in this section 3.3.4, the Change Management Process mutually agreed between the Parties and further described in Section 3.4 shall apply also for reviewing the need for and implementation of Updates and Upgrades conducted until and including the year [***].

3.3.6.2

The Licensor will use its best efforts to keep the Licensee continuously informed and share information as soon as reasonably possible in advance of the planned implementation of any Update or Upgrade conducted until and including the year [***] that may materially affect or alter the Technology, leaving reasonable period of time for the Licensee to decide on whether such Update or Upgrade, planned by the Licensor, should be used in the Polestar Vehicle.

3.3.6.3	For each Upgrade conducted until and including the year [***], the Licensor shall provide the Licensee a specification of the Upgrade prior to executing the Upgrade.

3.3.6.4

The Licensor shall make the Updates and Upgrades conducted until and including the year [***] available to the Licensee as soon as reasonably possible after such Updates and Upgrades are completed by the Licensor, provided the Licensee decides to use such Updates and Upgrades will be used in the Polestar Vehicle pursuant to Section 3.3.6.2.

3.3.6.5

For the avoidance of doubt the Parties acknowledge that, with respect to Updates and Upgrades until and including the year [***], the Licensor will be entitled to make Updates and Upgrades to the Technology as long as the specification in Appendix 1 is met. The Parties undertake to act in good faith and to agree on the consequences of any such Updates and Upgrades conducted until and including the year [***] for the Licensee. If the Parties cannot agree on such suggested Updates and Upgrades of Technology, Licensor shall still be entitled to carry out said Updates and Upgrades and the result thereof shall be owned by Licensor. In this event Licensee may stay with the original Technology or chose to develop a unique solution at Licensee’s cost and expense. If such unique solution is based on the Technology an approval according to Section 4.1.1(c) shall be required. For the avoidance of doubt, the Licensor’s rights to develop Updates and Upgrades after and including the year [***] and New Technology shall not be restricted by this Section 3.3.6.5.

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SPECIFICATION

3.4	Change Management

3.4.1

The Licensor will, upon mutually agreed terms and conditions between the Parties, perform Change Management Process according to Appendix 4. For the avoidance of doubt, the performance of Change Management Process is not governed by this License Agreement but shall be subject to a separate change management agreement between the Parties.

3.4.2	Any Modification at any time, Updates and Upgrades conducted by the Licensor after and including the year [***], and introduction of New Technology shall be subject to the Change Management Process.

3.4.3	Modifications of the Technology may be performed by the Licensee subject to approval by the Licensor in accordance with Section 4.1.1 (c).

3.4.4

Licensee shall have the right to replace part of the Technology with Polestar owned technology, which is not based on the Technology. Such replacement should be made at Licensee’s cost and should not result in an adjustment of the License Fee.

3.5	Deviation in the Technology

In the event the Technology, or any part thereof, deviates from the requirements set forth in Appendix 1, the Licensor shall, if such deviation is discovered within three hundred and sixty five (365) days after Job1, remedy such deviation as soon as possible at the Licensor’s own cost.

4.	LICENSE

4.1	General

4.1.1

Licensor hereby grants to Licensee a non-exclusive, irrevocable, perpetual (however at least 50 years long (however, in no event shall such time exceed the validity period of any Intellectual Property Right contained in the Technology), fully paid-up, non-sublicensable (however sublicensable to Licensee’s Affiliates pursuant to the terms and conditions in Section 4.1.3) license to, solely in relation to the Polestar Vehicle,

(a)	in all countries in the world, for the purpose of manufacturing the Polestar Vehicle, Use, in whole or in part, the Licensed Intellectual Property; and

(b)	within the Territory, sell and make available the Polestar Vehicle

(c)

in all countries in the world, sell and make available spare parts and/or providing after-sale services (including repair service) based on, incorporating or using the Licensed Intellectual Property, in whole or in part, and

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(d)

upon separate approval by the Licensor the Licensee should also have the right to use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), create derivate works of, modify, adapt, improve, enhance, and develop the Licensed Intellectual Property,

(“License”).

4.1.2

Notwithstanding anything to the contrary, nothing in this License Agreement shall be construed as to give Licensee any rights, including but not limited to any license rights (express or implied), to the Technology other than those expressly stated in this License Agreement.

4.1.3

The License granted to Licensee under this Section 4 shall be fully sublicensable to Licensee’s Affiliates within the Polestar group, and Licensee shall procure its Affiliates to, comply with all the terms and conditions of this License Agreement. But the License shall not be sublicensable by Licensee to any Third Party without prior written approval from Licensor. The Licensor hereby agrees that the License granted to Licensee is sublicensable to Ningbo Geely Automobile Research & Development Co. Ltd., for the purpose of developing the Polestar Vehicle.

4.1.4

The Licensee may have an option to a license in relation to the Technology on other Polestar branded vehicles subject to a separate agreement(s) to be agreed on an at arms’ length basis between the Parties.

4.1.5

For the avoidance of doubt, any Update and Upgrade of the Technology conducted by the Licensor until and including the year [***] shall automatically be included in the License granted in this Section 4.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership

5.1.1

Each Party remains the sole and exclusive owner of (i) any Intellectual Property Rights owned, developed or otherwise acquired by such Party prior to the execution of this License Agreement, (ii) any Intellectual Property Rights developed or otherwise acquired independently of this License Agreement but during the Term of this License Agreement, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned, developed or otherwise acquired by such Party pursuant to the aforementioned two categories.

5.1.2	Nothing in this License Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of either of the Parties.

5.1.3	Nothing in this License Agreement shall be deemed an assignment of ownership of the Technology and Licensed Intellectual Property from Licensor or any relevant party to Licensee.

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5.2	Suspected infringement

5.2.1	The Licensee shall promptly (upon becoming aware) notify the Licensor in writing of:

(a)

any conduct of a Third Party that the Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of the Licensed Intellectual Property by a Third Person; or

(b)

any allegations made to Licensee by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party.

5.2.2

In the event that the Licensee has provided the Licensor with a notification in writing pursuant to Section 5.2.1 above, and Licensor decides not to take any action against the Third Party, Licensor may approve in writing that Licensee shall be entitled to itself take action against the Third Party at the Licensee’s own cost. If Licensor approves, it shall provide reasonable assistance to Licensee, as requested by Licensee at Licensee’s expense. If Licensor does not approve Licensee taking such action, the issue should be escalated to the Strategic Board for decision.

5.3	Geely brand name

5.3.1

For sake of clarity, it is especially noted that this License Agreement does not include any right to use the “Geely” brand name or Trademarks of the Licensor and its Affiliates, or to refer to “Geely” in communications or official documents of whatever kind.

5.3.2

This means that this License Agreement does not confer upon the Licensee any rights to directly or indirectly use the “Geely” brand name or “Geely” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. Any such use of “Geely” name and “Geely” Trademarks shall be subject to the consent of relevant right owner.

5.4	Polestar brand name

5.4.1

Correspondingly, it is especially noted that this License Agreement does not include any right to use the “Polestar” brand name, or Licensee and its Affiliates’ Trademarks, or refer to “Polestar” in communications or official documents of whatever kind. The Parties acknowledge that the “Polestar” Trademarks as well as the “Polestar” name is owned by Polestar Holding AB and that the right to use the name and the “Polestar” Trademarks is subject to a license agreement, which stipulates that the name, “Polestar” Trademarks and all thereto related intellectual property rights can only be used by Polestar Performance AB and its Affiliates in relation to Polestar products.

5.4.2

This means that this License Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence

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6.	LICENSE FEE AND PAYMENT TERMS

6.1

In consideration of Licensor’s performance of its obligations under this License Agreement and the License granted from Licensor to Licensee hereunder the Licensee agrees to pay to Licensor the license fee calculated in accordance with what is set forth Appendix 2 (“License Fee”) by bank transfer.

6.2	The License fee shall be invoiced monthly within fifteen (15) days after receiving the report of the Net Revenue from the Licensee as stated in Appendix 2, Section 2.5.

6.3	The License fee shall be invoiced in RMB and paid by the Licensee to the Licensor within forty-five (45) days upon issue date of the invoice.

6.4

All amounts referred to in this License Agreement are exclusive of VAT and any other taxes, for example withholding tax and surcharges. The Licensee shall bear the VAT and the Licensor shall bear the withholding tax and surcharges. Each party shall bear its own stamp duty payable in their respective jurisdiction that are applicable in accordance with local legislation to all amounts referred to in this License Agreement. Any amount invoiced by the Licensor to the Licensee shall be without Chinese VAT. The Licensee shall promptly provide the Licensor with all material and evidence of tax withheld.

6.5

Payment made later than the due date under Section 6.3 shall automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one-month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2.0%) per annum.

6.6	Notwithstanding anything to the contrary in this License Agreement, any portion of the License Fee shall be non-refundable.

7.	WARRANTIES

7.1	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this License Agreement and to perform its obligations hereunder;

(c)

if any of the Licensed Intellectual Property is software: (i) it does not contain any program routine, device, code or instructions (including any code or instructions provided by Third Parties) or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, or otherwise harming such software, any hardware, data or other electronically stored information, or computer programs or systems; and (ii) except as otherwise identified to Licensee in Appendix 1, such software does not contain any open source material (including any libraries or software licensed under the GNU General Public License, the GNU GPL family of licenses (e.g., Affero GPL, LGPL, etc.), the Eclipse License or any other similar “public,” “open source” or “free” software license agreement or arrangement) obligating Licensee to disclose or make Licensee’s source or object code available to any Third Party;

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(d)

the execution, delivery and performance of this License Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(e)	this License Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

7.2

The Licensor hereby warrants to the Licensee that the Licensor, as of the date of this License Agreement, owns or has the right to license the Licensed Intellectual Property pursuant to the terms of this License Agreement.

7.3

The foregoing warranties in this Section 7 are in lieu of all other warranties, whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

8.	INDEMNIFICATION

Subject to Section 9, the Licensor hereby agrees that the Licensee, its Affiliates, and its officers, managers, directors, investors, employees, and agents (together, the “Indemnitees”) shall be indemnified by such Party for any liability, loss, cost, damages or reasonably incurred expenses (including attorneys’ fees) caused by, or originating from, any claim by any Third Party that any Licensed Intellectual Property Rights under this License Agreement, infringes the Intellectual Property Rights of the Third Party in the Territory, provided that (a) such claim is supported by a final non-appealable judgment of a competent court or a final verdict of a competent arbitration forum; or (b) in the case of a settlement between the Licensee and such Third Party, the said settlement has been approved by the Licensor. The aforesaid indemnification shall not apply if the infringement is caused by the Licensee using the Technology in a manner not in compliance with the terms and conditions of this License Agreement.

9.	LIMITATION OF LIABILITY

9.1

The Parties shall only be liable for direct damages and losses under this License Agreement and neither Party shall be responsible for any indirect, incidental or consequential damages or any losses of production or profit caused by it under this License Agreement.

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9.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this License Agreement shall be limited to forty per cent (40%) of the total amount of License Fee (including the Volume Deficit Compensation) payable by the Licensee to Licensor under this License Agreement and the license fee under the license agreement between Licensor and Polestar Automotive China Distribution Co., Ltd. (the “PACD License Agreement”) numbered GEE21-014 (“Total License Fees”). Notwithstanding the preceding sentence, in no event shall the aggregate liability of a Party under the foregoing two license agreements exceed forty per cent (40%) of the Total License Fees. Under all circumstances, the Parties acknowledge and agree that although the Licensor has entered into two separate license agreements with Licensee and Polestar Automotive China Distribution Co., Ltd. respectively, this License Agreement and the PACD License Agreement shall be perceived as a whole in the regard of this Section 9.2, meaning that no party shall be overcompensated or undercompensated due to the agreement structure, especially but not limited to (i) in case Polestar Automotive China Distribution Co., Ltd. has received compensation for damages from Licensor, the Licensee shall not be entitled to claim damages from Licensor that includes the damages Polestar Automotive China Distribution Co., Ltd. has already received compensation for, provided that the claims of the foregoing two damages are based on the same facts, and (ii) in case Licensor has received compensation for damages from Polestar Automotive China Distribution Co., Ltd., the Licensor shall not be entitled to claim damages from Licensee that includes the damages Licensor has already received compensation for, provided that the claims of the foregoing two damages are based on the same facts.

9.3	The limitations of liability set forth in this Section 9 shall not apply in respect of damages

(a)	arising out of claims related to death or bodily injury;

(b)	caused by willful misconduct or gross negligence;

(c)	caused by a Party’s breach of the confidentiality undertakings in Section 11 below; or

(d)	arising out of an infringement, or alleged infringement, of the other Party’s Intellectual Property Rights.

9.4	Licensor shall have no obligation under Section 8, if the alleged infringement arises from:

(1) Modifications as defined in Section 1 of the Technology subject to approval by the Licensor in accordance with Section 4.1.1 (c); or

(2) the application, integration, connection or combination of the Licensed Intellectual Property (or any part therein) with any objects, software, parts, components, systems, or top hats, by the Licensee or any sublicensee or subcontractor of the Licensee, provided such alleged infringement would not have occurred without the foregoing application, integration, connection or combination by the Licensee or any sublicensee or subcontractor of the Licensee.

10.	GOVERNANCE

10.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this License Agreement as well as issues and/or disputes arising under this License Agreement.

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10.2

The governance and co-operation between the Parties in respect of this License Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon the aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the relevant governance forums described below.

10.3

The first level of governance forum for handling the co-operation between the Parties in various matters, under this License Agreement shall be the “Steering Committee”, which regarding cooperation between Licensor and Licensee is the so called Geely/Polestar Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

10.4

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Licensor and Licensee is the so called Executive Meeting between the CEO of Zhejiang Geely Holding Group Co., LTD. and the CEO of the Polestar group (currently the CEO of Polestar Automotive Holding Limited). The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

10.5

In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 16.2 Arbitration shall apply.

11.	CONFIDENTIAL INFORMATION

11.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

11.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this License Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this License Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 11.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties for the purpose of fulfilment of this License Agreement. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

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(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; or

(e)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

11.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 11.

11.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

11.5

If any Party violates any of its obligations described in this Section 11, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behavior and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 16 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

11.6

For the avoidance of doubt, this Section 11 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Licensed Intellectual Property, to any Third Party, notwithstanding what it set forth above in this Section 11. Any such disclosure to any Third Party is permitted only if approved in writing by the Licensor.

11.7	This confidentiality provision shall survive the expiration or termination of this License Agreement without limitation in time.

12.	AUDIT

12.1

During the Term of the License Agreement, the Licensor shall have the right to, upon reasonable notice in writing to the Licensee, inspect Licensee’s books and records, including annual accounts, to confirm a correct adherence to the License Fee model, in order to verify the License Fee paid under this License Agreement.

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12.2

Audits shall be made during regular business hours and be conducted by the Licensor, or by an independent auditor appointed by the Licensor. Should the Licensor during any inspection find that the Licensee does not fulfil its obligations set forth in Appendix 2 with respect to the payment of License Fee, the Licensor is entitled to comment on the identified deviations. The Licensee shall, upon notice from the Licensor, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

13.	TERM AND TERMINATION

13.1

This License Agreement shall enter into force when it is signed by duly authorized signatories of each Party and it shall remain in force and effect during the validity of the Licensed Intellectual Property included in the License granted to the Licensee hereunder (“Term”) unless terminated in accordance with this Section 13.

13.2	Either Party shall be entitled to terminate this License Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this License Agreement, which has not been remedied within thirty (30) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

13.3

Notwithstanding a termination in accordance with Section 13.2 by the Licensor, the Licensee shall, on market terms to be agreed in good faith between the Parties, have a right to manufacture, market, sell and make available spare parts incorporating or using the Licensed Intellectual Property, in whole or in part, in relation to already manufactured Polestar Vehicles.

14.	MISCELLANEOUS

14.1	Force majeure

14.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the License Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of Licensors or subcontractors if such default or delay has been caused by one of the foregoing events.

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14.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the License Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

14.2	Notices

14.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this License Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

14.2.2	All such notices, demands, requests and other communications shall be addressed to the addresses

To Licensor:	Zhejiang Liankong Technologies Co., Ltd. Attention: [***] No.818, Binhai 2nd Road, Hangzhou Bay New District Hangzhou, Zhejiang Province, P.R. China China 310051 Email: [***]

With a copy to:	Zhejiang Geely Holding Group Company Limited Attention:[***] 1760 Jiangling Lu Binjiang District, Hangzhou City China 310051 Email: [***]

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To Licensee	Polestar Performance AB Attention: [***] Assar Gabrielssons väg 9 405 31 Göteborg Sweden Email: [***]

With a copy to:	Polestar Performance AB Attention: General Counsel Assar Gabrielssons väg 9 405 31 Göteborg Sweden Email: legal@polestar.com

14.3	Assignment

14.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this License Agreement without the other Party’s prior written consent.

14.3.2	Notwithstanding the above, each Party may assign this License Agreement to an Affiliate without the prior written consent of the other Party.

14.4	Waiver

Neither Party shall be deprived of any right under this License Agreement because of its failure to exercise any right under this License Agreement or failure to notify the infringing party of a breach in connection with the License Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

14.5	Severability

In the event any provision of this License Agreement is wholly or partly invalid, the validity of the License Agreement as a whole shall not be affected and the remaining provisions of the License Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the License Agreement, it shall be reasonably amended.

14.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this License Agreement (whether written or oral) made before the date of this License Agreement are superseded by this License Agreement and its Appendices.

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14.7	Amendments

Any amendment or addition to this License Agreement must be made in writing and signed by the Parties to be valid.

14.8	Survival

If this License Agreement is terminated or expires pursuant to Section 13 above, Section 5.1 and 5.3-5.4 (Intellectual Property Rights), Section 11 (Confidential Information), Section 13 (Term and termination), Section 15 (Governing Law), Section 16 (Dispute Resolution) as well as this Section 14.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. Notwithstanding the foregoing, Section 8 (Indemnification) shall apply to Polestar Vehicles and spare parts thereof manufactured during the term of this License Agreement, after the termination of the License Agreement.

15.	GOVERNING LAW

This License Agreement and all non-contractual obligations in connection with this License Agreement shall be governed by laws of PRC (excluding laws of Hong Kong, Macau and Taiwan) without giving regard to its conflict of laws principles that may result in application of law of another jurisdiction.

16.	DISPUTE RESOLUTION

16.1	Escalation principles

16.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

16.1.2

The members of the Steering Committee shall use reasonable endeavors to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

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16.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavors to do so, such deadlock will be referred to the Strategic Board. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavors to do so, the matter shall be resolved in accordance with Section 16.2 below.

16.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 11 above.

16.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 16.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

16.2	Arbitration

16.2.1

Any dispute, controversy or claim arising out of or in connection with this License Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission (CIETAC), whereas the seat of arbitration shall be Shanghai, PRC. The language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

16.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this License Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

16.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this License Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defense of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

16.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

[Signature Pages Follow]

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This License Agreement has been signed in six (6) originals, of which the Licensor has received five (5) originals and the Licensee received one (1) original.

[Place:]		[Place:]
[Date:]		[Date:]

ZHEJIANG LIANKONG		POLESTAR PERFORMANCE AB
TECHNOLOGIES CO., LTD

By:	/s/ Yimin Chen (seal)	By:	/s/ Thomas Ingenlath

Printed Name: Yimin Chen		Printed Name: Thomas Ingenlath

Title: Vice President		Title: CEO Polestar

Date:	3/4, 2022	Date:	10/12/2021

By:		By:	/s/ Dennis Nobelius

Printed Name:		Printed Name: Dennis Nobelius

Title:		Title:	COO Polestar

Date:		Date:	10/12/2021

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GENERAL

This Appendix 1 is part of the License Agreement executed between the Licensee and the Licensor and provides a description of the Technology licensed to the Licensee under this License Agreement.

DEFINITIONS

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the License Agreement. In addition, the capitalised terms set out below in this Appendix 1 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular shall have the same meaning in plural and vice versa.

“[***] Network Topology” is defined in Section 5.1.

“Mechanical Platform and Hardware Technology” is defined in Section 4.1.

TECHNOLOGY CATEGORIES AND PRINCIPLES

This Appendix 1 sets forth a description of the Technology and the deliverables needed for the Licensee to make use of the licensed technology.

The technical specification included herein is divided per product stream as set out in Appendix 1A-B.

A detailed specification of the architecture components of the Technology as per signing of this Agreement is attached in Appendix 1C.

The functionality requirements for the Technology as well as the [***] Product Attribute Profile is set out in Appendix 1D-E.

A list of the (Software) delivery content according to NPDS is attached in Appendix 1F.

SPECIFICATION OF LICENSE CONTENT – MECHANICAL PLATFORM AND HARDWARE TECHNOLOGY

The [***] Technology to be provided from the Licensor to the Licensee under this License Agreement includes mechanical platform and hardware technology as detailed in this Section 4 (“Mechanical Platform and Hardware Technology”). The architecture components with respect to the Mechanical Platform and Hardware Technology are outlined in Appendix 1A.

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The deliverables relating to the Mechanical Platform and Hardware Technology include but are not limited to:

1)	Technical descriptions, i.e. Technical Regulations (TR);

2)	2D drawings;

3)	Production 3D data ([***]) according to TR;

4)	BOM List;

5)	Weight book;

6)	ESOW to suppliers;

7)	Assembly sheets; and

8)	BOM cost when applicable (only on complete vehicle level).

SPECIFICATION OF LICENSE CONTENT – [***] ELECTRICAL ARCHITECTURE TECHNOLOGY

The [***] Technology to be provided from the Licensor to the Licensee under this License Agreement include the [***] electrical architecture technology as detailed in this Section 5 (the “[***] Network Topology”). The architecture components with respect to the [***] Network Topology are outlined in Appendix 1B.

The deliverables relating to the [***] Network Topology include but are not limited to:

(e)	ECU Technical descriptions, i.e. Technical Regulations (TR);

9)	Function list, FDR, FR;

10)	Network Topology and ECU list (refer to [***] for ECUs);

11)	Electrical component BOM list including ECUs;

12)	BOM cost when applicable (only on complete vehicle level);

13)	3D data for ECU ([***]);

14)	2D drawings for ECU;

15)	Software deliveries according to Appendix 1G;

16)	SWRS;

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17)	DPR;

18)	Signal interface extract (API);

19)	ESOWs to supplier;

20)	SWQA report.

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1. APPENDIX 1A – MECHANICAL PLATFORM AND HARDWARE TECHNOLOGY

[***]

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2. APPENDIX 1B – [***] ELECTRICAL ARCHITECTURE TECHNOLOGY

[***] Network Topology

[***]

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Appendix 1C - PMXU List

[***]

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Appendix 1D - Functionality Requirements - Global Functions List

[***]

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Appendix 1E - [***] Attribute Target

[***]

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Appendix 1F - Software Delivery List

[***]

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Appendix 2 - License Fee

[***]

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Appendix 3 - [***] Delivery Plan

[***]

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Appendix 4 - Polestar [***] Service Request Process

[***]

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